Exhibit 10.01

AMENDMENT TO EMPLOYMENT AGREEMENT

AGREEMENT made as of May 28, 2013 by and between Ace Marketing & Promotions, Inc., a New York corporation, having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530 (the “Company”) and Dean L. Julia, also having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530 (“Julia”).

W I T N E S S E T H:

WHEREAS, the Company entered into an agreement on or about March 1, 2005 (the “Employment Agreement”) to retain the services of Julia as an executive officer of the Company for a term of three years with an automatic provision to extend the contract for an additional two years unless Julia gives 60 days prior written notice of his intention not to renew the agreement prior to the end of the initial term; and

WHEREAS, on August 22, 2007, the Board of Directors approved a three-year extension of Julia’s Employment Agreement with an expiration date of February 28, 2011 and approved the following:

•	Continuation of current annual salary with scheduled salary increases of $24,000 per annum to occur on every anniversary date of the contract and extension thereof commencing on March 1, 2008;
•	A signing bonus of options to purchase 150,000 shares granted to each executive which is fully vested at the date of grant and exercisable at $1.20 per share through August 22, 2017;
•	Ten-year options to purchase 50,000 shares of Common Stock to be granted at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2008; and
•	Termination pay of one-year base salary based upon the scheduled annual salary of each executive officer for the next contract year, plus the amount of bonuses paid (or entitled to be paid) to the executive for the current fiscal year or the preceding fiscal year, whichever is higher;

and

WHEREAS, on September 21, 2007, the Company and Julia entered into an amendment to the Employment Agreement in accordance with the Board of Director’s resolutions of August 22, 2007; and

WHEREAS, on April 7, 2010, the Board of Directors approved and Julia entered into an amendment to his Employment Agreement extending the expiration date of his Employment Agreement through March 1, 2015 as well as the following additional provisions:

•	Continuation of his annual salary and scheduled salary increases;
•	Signing bonus of stock options to purchase 200,000 shares, exercisable at $.50 per share through April 7, 2020
•	10-year stock options to purchase 100,000 shares of common stock to be granted to Julia at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2011; and
•	termination pay of one year base salary based upon the scheduled annual salary of Julia for the next contract year plus the amount of bonuses paid or entitled to be paid to the him for the current fiscal year or the preceding fiscal year, whichever is higher. In the event of termination, Julia will continue to receive all benefits included in the Employment Agreement through the scheduled expiration date of said Employment Agreement prior to the acceleration of the termination date thereof.

and

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WHEREAS, on February 29, 2012, the Board approved Julia serving as Co-Chief Executive Officer of the Company for the duration of his Employment Agreement; and

WHEREAS, on July 23, 2012, the Board approved and on January 25, 2013, the Board elected to implement an amendment to Julia’s Employment Agreement so that Julia’s Employment Agreement shall then expire on February 28, 2017 and on each March 1st anniversary commencing March 1, 2013, Julia’s Employment Agreement shall be extended for an additional one year, unless notice of termination of the Employment Agreement has been provided by either the Company or Julia on or before December 30th of the prior year, it being understood that in the event of termination by the Company, Julia will be entitled to all salary and other benefits through the then expiration date of his ‘Employment Agreement plus one-year termination pay as per his amended agreement of April 7, 2010; and

WHEREAS, on May 28, 2013, the Board of Directors approved an amendment to Julia’s Employment Agreement so that in the event majority control of the Company is acquired in a particular year, Julia may choose as an annual bonus of an amount equal to 5% of pre-tax earnings or to receive 1% of total consideration paid by the acquirer to purchase at least majority control of the Company; and

WHEREAS, the parties desire to make all modifications necessary to Julia’s Employment Agreement to reflect the foregoing amendments.

NOW, THEREFORE, it is agreed as follows:

I.      Sections 4(b) of Julia’s Employment Agreement shall be amended to read as follows:

“4. Compensation; Bonus

(b) In addition to the Julia Base Salary, Julia shall be entitled to an annual bonus (the “Annual Bonus”) of at least 5% pre-tax earnings (as defined under Generally Accepted Accounting Principles) for the most recently completed fiscal year before deduction of Annual Bonuses paid to officers. In the event majority control of the Company is acquired by a person or group of persons during the fiscal year, Julia may choose to receive the aforementioned percentage of pre-tax earnings as calculated above as an Annual Bonus or 1% of the total consideration paid by the acquirer(s) to acquire at least majority control of the Company. The Annual Bonus, if any, shall be paid no later than on the last business day of March of each year. Should this Agreement be terminated prior to the end of any fiscal year for any reason other than that provided in paragraph 9(a), a pro-rata portion of the Annual Bonus shall be paid within 30 days of such termination.”

II.     The Employment Agreement of March 1, 2005, as amended in writing prior hereto on January 25, 2013 and again herein, shall constitute the entire agreement between Julia and the Company. This agreement may only be amended in writing and executed by both parties. All other provisions of the Employment Agreement of March 1, 2005 remain unchanged.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

ACE MARKETING & PROMOTIONS, INC.

By: __________________________________

Michael D. Trepeta

Co-Chief Executive Officer

___________________________

Dean L. Julia, Executive

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